Exhibit 1.2


                                                                 EXECUTION



                        FIRSTPLUS HOME LOAN TRUST 1998-4

                             ASSET-BACKED SECURITIES

                                 TERMS AGREEMENT

                           (to Underwriting Agreement
                               dated May 13, 1998

                  among the Company, FFI and the Representative
                          on behalf of the Underwriter)



FIRSTPLUS Investment Corporation                                June 18, 1998
3773 Howard Hughes Parkway
Suite 300N
Las Vegas, Nevada  89109

FIRSTPLUS FINANCIAL INC.
1600 Viceroy
Dallas, Texas 75235


                  This letter supplements and modifies the captioned Underwriting Agreement (the "Underwriting Agreement") with respect to the Series 1998-4 Securities solely as it relates to the purchase and sale of the Offered Securities described below. The Series 1998-4 Securities are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-26527). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

                  Section 1. The Home Loan Pool: The Series 1998-4 Securities shall evidence the entire beneficial ownership interest in a mortgage pool (the "Home Loan Pool") of mortgage loans (the "Home Loans") having the characteristics described in the Prospectus Supplement dated the date hereof.

                  Section 2. The Securities: The Offered Securities shall be issued as follows:

                          (a) Classes:  The Offered  Securities shall be issued
                  with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in the Final Prospectus:


                           Principal           Interest         Class Purchase
 Class                     Balance             Rate(1)         Price Percentage
 -----                     -------             -------         ----------------
Class A-1 Notes         $173,836,000.00         (2)             99.900000%
Class A-2 Notes           37,456,000.00        6.12%            99.860067%
Class A-3 Notes           77,898,000.00        6.24%            99.823166%
Class A-4 Notes           46,039,000.00        6.32%            99.793296%
Class A-5 Notes           17,773,000.00        6.38%            99.717823%
Class A-6 Notes           52,149,000.00        6.61%            99.680443%
Class A-7 Notes           20,123,000.00        6.80%            99.636215%
Class A-8 Notes           32,256,000.00        6.99%            99.515700%
Class M-1 Notes           68,175,000.00        6.80%            99.313554%
Class M-2 Notes           37,875,000.00        7.19%            99.190518%
Class B-1 Notes           27,270,000.00        8.21%            99.097084%


(1) The Interest Rate will be increased by 0.50% beginning after the Initial Call Date, as defined in the Memorandum.

(2) Interest will accrue on the Class A-1 Notes with respect to each Payment Date at a per annum rate equal to LIBOR for the related Accrual Period plus 0.04%, subject to a maximum rate equal to the Net Weighted Average Rate. Capitalized terms are as defined in the Prospectus Supplement.

         Each of the Underwriters agrees, severally and not jointly, subject to the terms and provisions herein and of the captioned Underwriting Agreement, to purchase the principal balances of the Classes of Series 1998-4 Securities specified opposite its name below


                                                                            Merrill Lynch,
                              Deutsche Bank                                Pierce, Fenner &
                             Securities Inc.                              Smith Incorporated     PaineWebber Incorporated

          Class                                     Bear, Stearns
                                                      & Co. Inc

Class A-1 Notes                 $43,459,000           $43,459,000                $43,459,000             $43,459,000
Class A-2 Notes                   9,364,000             9,364,000                  9,364,000               9,364,000
Class A-3 Notes                  19,474,500            19,474,500                 19,474,500              19,474,500
Class A-4 Notes                  11,509,750            11,509,750                 11,509,750              11,509,750
Class A-5 Notes                   4,443,250             4,443,250                  4,443,250               4,443,250
Class A-6 Notes                  13,037,250            13,037,250                 13,037,250              13,037,250
Class A-7 Notes                   5,030,750             5,030,750                  5,030,750               5,030,750
Class A-8 Notes                   8,064,000             8,064,000                  8,064,000               8,064,000
Class M-1 Notes                  17,043,750            17,043,750                 17,043,750              17,043,750
Class M-2 Notes                   9,468,750             9,468,750                  9,468,750               9,468,750
Class B-1 Notes                   6,817,500             6,817,500                  6,817,500               6,817,500


                  (b)   The   Offered   Securities   shall   have   such   other
             characteristics as described in the related Final Prospectus.

                  Section 3. Purchase Price: The Purchase Price for each Class of the Offered Securities shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial class principal balance thereof plus accrued interest at the applicable interest rate per annum of each such Class from and including the Cut-off Date up to, but not including, June 24, 1998 (the "Closing Date").

                  Section 4. Required Ratings: The Offered Securities, other than the Class M-1 and Class M-2 Notes, shall have received Required Ratings of at least "AAA" by Duff & Phelps Credit Rating Co. ("DCR"), Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and a rating of Aaa by Moody's Investors Service, Inc. (Moody's). The Class M-1 and Class M-2 Notes shall have received Required Ratings of at least "AA" and "A" respectively, from DCR, Fitch and S&P and "Aa2" and "A2" respectively from Moody's. The Class B-1 Notes shall have received Required Ratings of at least "BBB" from DCR and Fitch, "BBB-" from S&P and "Baa3" from Moody's.

                  Section 5. Underwriter-Provided Information: The Company acknowledges that the information set forth in (a) the first sentence of the last paragraph on the cover page of the Prospectus Supplement, (b) the first sentence of the last paragraph on page "iii" of the Prospectus Supplement, (c) the first table under the caption "Underwriting" and the first paragraph immediately thereafter in the Prospectus Supplement and (d) the second table under the caption "Underwriting" and the first, second and fifth paragraphs immediately thereafter in the Prospectus Supplement, as such information relates to the Securities, constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in such Prospectus Supplement.

                  Section 6. Location of Closing: Brown & Wood LLP, 815 Connecticut Avenue, N.W., Washington, D.C. 20006.

                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriters and the Company.

                                Very truly yours,


                                Deutsche Bank Securities Inc.
                                as Representative of the several
                                Underwriters


                                      By:___________________________
                                         Name:
                                         Title:

                                      By:___________________________
                                         Name:
                                         Title:

The  foregoing  Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRSTPLUS INVESTMENT CORPORATION

     By:      ____________________________________

              Name:
              Title:

FIRSTPLUS FINANCIAL INC.

     By:      ____________________________________

              Name:
              Title:

ACKNOWLEDGED BY:

FIRSTPLUS FINANCIAL GROUP, INC.

         By:  _____________________________________

              Name:
              Title: